Exhibit (a)(1)(y)
Form of Email Announcement Regarding Amendment of the Lam Tender Offer
From: lam409A@lamresearch.com
Sent: April 16, 2008
To: [Eligible Option holder]
Subject: Announcement Regarding Amendment of the Lam Tender Offer
In response to changes requested by the Securities and Exchange Commission (the “SEC”), Lam Research Corporation (the “Company”) has amended its tender offer (the “Offer”) to amend certain of your outstanding stock options. The following changes were made to the Offer to Amend Certain Outstanding Options: (1) additional financial information related to the Company was added to Section 11, (2) the words “threatened” and “proposed” were deleted from Section 8, (3) the last paragraph of Section 8 was amended to state that any determination made by the Company with regard to the events described in Section 8 is subject to any contrary decision of a court of competent jurisdiction, and to further state that the terms of Section 8 do not preclude you from challenging any determination made by the Company in a court of competent jurisdiction and (4) the definition of “Eligible Option holder” was amended such that officers and members of the Board of Directors of the Company are not eligible to participate in the Offer. Additionally, the screenshot of the Agreement to Terms of Election exhibit was amended to delete paragraph 10.
Except with respect to officers of the Company who have been excluded from the Offer, the amendment to the Offer will not affect the status of your election with respect to your Eligible Options.
The amended Tender Offer Statement and the attached amended exhibits will be available at the Offer website at https://lamrc.equitybenefits.com/ and on the SEC’s website at http://www.sec.gov. If you are not able to access either of these websites, the amended Tender Offer Statement and the attached amended exhibits are available from Kym Hall in CA-4. You may also contact the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com to obtain copies of the amended Tender Offer Statement and the attached amended exhibits. The amended Tender Offer Statement and the attached amended exhibits may also be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.